EXHIBIT 2.2


FIRST AMENDMENT TO AGREEMENT AND
PLAN OF REORGANIZATION

This First Amendment to Agreement and Plan of Reorganization ("Amendment") is entered into as of July 7, 1998, by and among Boatracs, Inc., a California corporation ("Boatracs"), Boatracs Acquisition, Inc., a California corporation ("Merger Sub"), Enerdyne Technologies, Inc., a California corporation ("Enerdyne"), Scott T. Boden ("Boden"), Irene Shinsato ("Shinsato"), Jon Gilbert ("Gilbert") and Michael Silverman
("Silverman"). The capitalized terms used in this Amendment shall have the meanings ascribed such terms in the Agreement and Plan of Reorganization entered into among the parties hereto as of July 7, 1998 (the "Agreement").

1.  Recitals.

1.1. As of July 7, 1998 the parties to this Amendment entered into the Agreement and certain ancillary agreements and instruments including certain Senior Promissory Notes made by Boatracs in favor of Boden and Shinsato and Personal Guaranties made by Gilbert and Silverman in favor of Boden and Shinsato.

1.2.  Boatracs is attempting to obtain a loan from a lender (the
"Lender") to prepay an amount not yet due under the Senior Promissory Notes.

1.3. The parties to the Agreement wish to amend the Agreement and certain of the ancillary agreements and instruments attached thereto and the related Personal Guaranties of Gilbert and Silverman if Boatracs makes a prepayment under the Senior Promissory Notes.

1.4. By executing this Amendment the parties intend to amend the Agreement and such other agreements and instruments with effect from July 7, 1998 on the terms set forth in this Amendment.

2. Amendment. The Agreement is amended by adding Section 1.12 to provide as follows:

1.12.  Prepayment Under the Senior Promissory Notes.  If the Senior
Promissory Notes payable to Boden and Shinsato, copies of which are attached to the Amendment as Exhibits A and B, respectively, are prepaid (the "Prepayment") on or before January 15, 1999, prorata to their respective aggregate balances, in an amount equal to not less than 50% of the outstanding principal amount, then concurrently with the Prepayment:

		(a) The Nonstatutory Stock Option Agreement between Boatracs and Boden, attached to this Amendment as Exhibit C, shall be deemed amended in the following respects:

                     (i) At Boatracs' option, Section 1.1(f) shall be deleted and substituted with: (f) "Exercise Price" means the average selling price per share of Boatracs' common stock as quoted on the NASDAQ Bulletin Board for the 30-day period immediately preceding a prepayment.

                    (ii) Section 1.1(i) shall be deleted and substituted with the following:
(i) "Number of Option Shares" means "X" shares of Stock, as adjusted from time to time pursuant to Section 9, where "X" shall be determined on the date of the Prepayment to be equal to the greater of (a) 500,000 or (b) 250,000 multiplied by the "Exercise Price" computed in accordance with
Section 1.1(f), as amended hereby.

(b)	The Nonstatutory Stock Option Agreement between Boatracs and
Shinsato, attached as Exhibit C to this Amendment, be deemed amended in the following respects:

	(i) At Boatracs' option, Section 1.1(f) shall be deleted and substituted with: (f) "Exercise Price" means the average selling price per share of Boatracs' common stock as quoted on the NASDAQ Bulletin Board for the 30-day period immediately preceding a prepayment.

       (ii) Section 1.1(i) shall be deleted and substituted with the following:
(i) "Number of Option Shares" means "X" shares of Stock, as adjusted from time to time pursuant to Section 9, where "X" shall be determined on the date of the Prepayment to be equal to the greater of (a) 500,000 or (b) 250,000 multiplied by the "Exercise Price" computed in accordance with Section 1.1(f), as amended hereby.

(c)	Boden and Shinsato shall execute a subordination agreement in favor of the Lender under the terms wereof they shall subordinate their respective Senior Promissory Notes to the Lender's loan in an amount not exceeding $5,000,000 on such terms and conditions as may be satisfactory to Boden and Shinsato, in their sole discretion.

(d) The Personal Guaranty by Gilbert in favor of Boden and Shinsato attached to this Amendment as Exhibit E, shall be deemed amended such that the maximum amount of the Guaranty will be increased from one-third (1/3) of the outstanding Debt to one-half (1/2) of the outstanding Debt (as defined in the Guaranty).

(e) The Personal Guaranty by Silverman in favor of Boden and Shinsato attached to this Amendment as Exhibit F, shall be deemed amended such that the maximum amount of the Guaranty will be increased from one-third (1/3) of the outstanding Debt to one-half (1/2) of the outstanding Debt (as defined in the Guaranty).

(f)	Boden and Shinsato shall deliver the originally executed
iterations of Exhibits A, B, C and D to the Company in an exchange for newly executed documents identical to Exhibits A, B, C, and D except as amended in accordance with this Amendment, Gilbert and Silverman shall deliver the originally executed iterations of their respective Personal Guaranties to Shinsato and Boden in an exchange for newly executed documents identical to such existing Guaranties except as amended in accordance with this Amendment.

(g) Nothing contained in this Section 1.12 shall be construed as obligating Boatracs to make the Prepayment.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Boatracs, Inc.                         Enerdyne Technologies, Inc.
a California corporation               a California Corporation

By: /S/ MICHAEL L. SILVERMAN           By:  /S/ IRENE SHINSATO
Name:   MICHAEL L. SILVERMAN           Name     IRENE SHINSATO
Its:    CHAIRMAN                       Its:  PRESIDENT

By:  /S/ CURT MCLELAND
         Curt McLeland
         Secretary





Boatracs Acquisition, Inc.
a California corporation
                                        Irene Shinsato
By:  /S/ MICHAEL L. SILVERMAN           /S/ IRENE SHINSATO

Name:  MICHAEL L. SILVERMAN             Scott T. Boden
Its:  ASSISTANT SECRETARY               /S/ SCOTT BODEN

By:  /S/ CURT MCLELAND
        Curt McLeland
         Secretary

Michael Silverman                       Jon Gilbert
/S/ MICHAEL SILVERMAN                   /S/ JON GILBERT

EXECUTED: NOVEMBER 11, 1998